                                                                   Exhibit 20.1

                             MEDICAL GRAPHICS CORPORATION

                                350 OAK GROVE PARKWAY
                             SAINT PAUL, MINNESOTA 55127

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                     MAY 22, 1997

TO THE SHAREHOLDERS:

    You are cordially invited to attend the Annual Meeting of Shareholders of Medical Graphics Corporation, a Minnesota corporation (the "Company"), to be held on Thursday, May 22, 1997, at 10:00 a.m. local time, at the Company's offices at 350 Oak Grove Parkway, Saint Paul, Minnesota for the following purposes:

     1. To elect three directors to serve for a period of three years and two directors to serve for a period of one year;

     2. To approve an increase in the number of shares reserved under the Company's 1987 Stock Option Plan (the "1987 Plan") from 750,000 to 900,000;

     3. To approve an increase in the number of shares reserved under the Company's Non-Employee Director Stock Option Plan (the "Director Plan") from 150,000 to 250,000;

     4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997;

     5. To act upon such other business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof; and

     6. To answer questions you might have with respect to the operations of the Company.

    Shareholders of record at the close of business on April 4, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

         Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996.


                                           By Order of the Board of Directors,



                                           Mark W. Sheffert,
                                           Chairman

Saint Paul, Minnesota
Dated: May 2, 1997

WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN
                         THE REPLY ENVELOPE PROVIDED.

                             MEDICAL GRAPHICS CORPORATION

                            ANNUAL MEETING OF SHAREHOLDERS
                                     MAY 22, 1997
                                   PROXY STATEMENT

    This Proxy Statement is submitted in support of a proxy solicitation by the Board of Directors of Medical Graphics Corporation (the "Company"), 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, in connection with the 1997 Annual Meeting of Shareholders to be held on Thursday, May 22, 1997 at 10:00 a.m. local time, at the Company's offices, Saint Paul, Minnesota. The Company expects that the Notice of Annual Meeting, Proxy Statement and form of proxy will be mailed to shareholders on or about May 5, 1997.

    Shareholders of record at the close of business on April 4, 1997 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of April 4, 1997, the Company had 2,601,041 shares of its Common Stock, $0.05 par value (the "Common Stock"), issued, outstanding and entitled to be voted at the Annual Meeting. In addition, on April 4, 1997, the Company had 148,148 shares of Class A Stock (the "Class A Stock") issued, outstanding and entitled to be voted at the Annual Meeting. The Common Stock and Class A Stock are the only classes of voting securities of the Company. Each holder of outstanding shares of the Common Stock and Class A Stock is entitled to one vote per share on all matters being presented at the Annual Meeting. There is no cumulative voting. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter.

    The enclosed proxy, when properly signed and returned to the Company, will be voted by the persons named therein at the Annual Meeting as directed therein. Proxies in which no designation is made with respect to the various matters of business to be transacted at the Annual Meeting will be voted for the nominees for directors as proposed herein; for the increase in shares for the Company's 1987 Plan; for the increase in shares in the Company's Director Plan; for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the current year; and in the best judgment of the persons named in the proxy as to any other matters which may properly come before the Annual Meeting.

    A proxy may be revoked at any time prior to its being exercised at the Annual Meeting by written notification to the Secretary of the Company. Personal attendance at the Annual Meeting is not sufficient to revoke a proxy unless a written notice of proxy termination is filed with an officer of the Company at the Annual Meeting.

    The solicitation expenses incurred herein will be borne by the Company, and this solicitation will be distributed by mail to the shareholders. Some of the officers, directors and regular management employees of the Company may also solicit proxies on behalf of management in person or by facsimile transmission or telephone. No additional compensation will be paid to such persons therefore; however, any costs thereof will be borne by the Company. The Company will reimburse brokerage firms, banks, and other custodians, nominees and fiduciaries for their expenses reasonably incurred in forwarding solicitation material to the beneficial owners of the Common Stock.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                    AND MANAGEMENT

         The following information concerning beneficial ownership of the Common Stock of the Company is furnished as of the record date, except as noted, with respect to (i) all persons known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each of the directors and nominees for election to the Board of Directors of the Company,
(iii) each of the executive officers of the Company named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

                                       Shares
Name and Address of                    Beneficially    Percent
Beneficial Owner                       Owned (1)       of Class (2)
-------------------                    ------------    ------------

Heartland Advisors, Inc.
790 North Milwaukee St.
Milwaukee, WI  53202...............    609,400(3)        23.4

Mark W. Sheffert (4)
3650 IDS Center
80 South Eighth Street
Minneapolis, MN 55402..............    500,439(5)        17.2

Austin W. Marxe and
AWM Investment Company, Inc.
153 East 53 Street
New York, NY  10022................    393,600(6)        15.1

Catherine A. Anderson
1690 World Trade Center
Saint Paul, MN  55127..............    315,206(5)(7)     11.5

John C. Penn (4)
350 Oak Grove Parkway
Saint Paul, MN 55127...............    300,606(5)        11.0

Michael J. Paulucci
525 Lake Avenue South
Duluth, MN  55802..................    186,125(8)         7.2

FAMCO II LLC
c/o Family Financial Strategies, Inc.
Interchange Tower, Suite 850
600 South Highway 169
Minneapolis, MN 55426..............    148,148(9)         5.4

John D. Wunsch (4)
Interchange Tower, Suite 850
600 South Highway 169
Minneapolis, MN 55426..............    148,148(10)        5.4

Eric W. Sivertson (11)
11710 Irish Avenue North
Stillwater, MN 55082...............     85,000            3.2

Anthony J. Adducci (12)
350 Oak Grove Parkway
Saint Paul, MN 55127...............    33,200            1.3

Gerald T. Knight (12)
350 Oak Grove Parkway
Saint Paul, MN 55127...............    31,000            1.2

W. Edward McConaghay (12)
350 Oak Grove Parkway
Saint Paul, MN 55127...............    31,000(13)        1.2

Donald C. Wegmiller (4)
350 Oak Grove Parkway
Saint Paul, MN 55127...............    30,000            1.1

Douglas H. Ward
82 Comtempra Circle
Tappan, NY 10983...................     - 0 -            *

Glenn D. Taylor (4)
350 Oak Grove Parkway
Saint Paul, MN 55127...............     - 0 -            *

Christopher R. Hutchison
350 Oak Grove Parkway
Saint Paul, MN 55127...............     - 0 -            *

All directors and executive officers
as a group (twelve persons)........    702,571         23.3
------------
 *   Less than one percent.

(1) The table above contains options and warrants exercisable within 60 days of April 4, 1997 in the following amounts: Mark W. Sheffert - 170,833 shares; Catherine A. Anderson - 130,000 shares; Eric W. Sivertson - 75,000 shares; Anthony J. Adducci - 15,000 shares; Gerald
     T. Knight - 21,000 shares; W. Edward McConaghay - 25,000 shares; Donald
     C. Wegmiller - 25,000 shares; and all directors and executive officers as a group (twelve persons) - 416,481 shares.

(2) Shares not outstanding but deemed beneficially owned by virtue of the right to acquire them as of April 4, 1997 or within sixty days of such date are treated as outstanding when determining the percentage shown for a person or group, but are not treated as outstanding when determining the percentages shown for any other person or group.

(3) Shares are held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the class. This disclosure is based on a Schedule 13G, dated as of March 10, 1997, filed with the Securities and Exchange Commission.

(4) Currently a member of, and nominee for election to, the Board of Directors of the Company.

(5) In connection with her resignation as a member of the Board of Directors in March 1997 and her agreement to serve as a consultant to the Company, Ms. Anderson agreed to vote her shares in favor of the directors nominated by the Board of Directors of the Company at any Annual or Special Meeting held prior to July 1, 1999 and granted Mr. Sheffert and Mr. Penn the right to vote all shares held by her or which may be acquired in the future in favor of such directors. See "Certain Transactions." As a result, the shares shown for Mr. Sheffert and Mr. Penn in the table above include Ms. Anderson's 169,606 shares and 130,000 shares issuable upon a currently exercisable warrant. Mr. Sheffert and Mr. Penn disclaim any beneficial ownership with respect to such shares owned by Ms. Anderson.

(6) Of the 393,600 shares beneficially owned by Austin W. Marxe and AWM Investment Company, Inc. ("AWM"), 283,900 shares are owned by the Special Situations Fund III L.P. (the "Fund"), 109,700 shares are owned by the Special Situations Cayman Fund, L.P. (the "Cayman Fund"), and 283,900 shares are beneficially owned by the Fund and MGP Advisers L.P. ("MGP"). Austin W. Marxe is the principal owner and President of AWM. AWM is the sole general partner of MGP, a registered investment adviser. MGP is a general partner of and investment adviser to the Fund. AWM is also a registered investment adviser and general partner of the Cayman Fund. This disclosure is based on a Schedule 13G, dated as of February 7, 1997, filed with the Securities and Exchange Commission.

(7) Ms. Anderson resigned as Chairman of the Board and as a director of the Company effective March 21, 1997. Includes 15,600 shares held by Mrs. Anderson's husband. Each disclaims beneficial ownership of the other's stock. Excludes 3,500 shares held by the STA Trust, the beneficiaries of which are the Anderson's children; the Andersons each disclaim beneficial ownership of such shares.

(8) Includes 110,000 shares held in the Michael J. Paulucci Northland Funds Trust, of which Mr. Paulucci is beneficiary, and 44,500 shares held by Mr. Paulucci's spouse and children, of which Mr. Paulucci may be deemed the beneficial owner. Mr. Paulucci's ownership is stated as of February 1997 and disclosure is made in reliance upon a report on Form 4, dated March 7, 1997 filed with the Securities and Exchange Commission.

(9) Includes 148,148 shares of Class A Stock, convertible share-for-share into Common Stock. Subsequent to the record date, FAMCO II LLC acquired an additional 296,297 shares of Class A Stock and currently owns a total of 444,445 shares, representing 14.7% ownership, if converted, of the Company's Common Stock. Information with respect to FAMCO is based upon a 13G dated April 15, 1997 filed with the Securities and Exchange Commission.

(10) Includes 148,148 shares of Class A Stock, convertible share-for-share into Common Stock, owned by FAMCO II LLC. FAMCO is managed by Family Financial Strategies, Inc., of which Mr. Wunsch is the Chief Executive Officer. As a result of this affiliation, Mr. Wunsch may be deemed to beneficially own all shares owned by FAMCO and may be deemed to hold shared voting and investment power with respect to such shares owned by FAMCO. Mr. Wunsch disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11) Mr. Sivertson resigned as a director and as President and Chief Executive Officer of the Company effective January 21, 1997.

(12) Currently a member of the Board of Directors of the Company.

(13) Includes 2,000 shares held by Mr. McConaghay's wife.

                                ELECTION OF DIRECTORS
                                    PROPOSAL NO. 1

    The number of members of the Board of Directors is currently set at eight, and the directors are divided into Class A (currently consisting of two directors whose term ends in 1998), Class B (currently consisting of three directors whose term ends in 1999) and Class C (currently consisting of three directors whose term ends in 1997). The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Mark W. Sheffert, John C. Penn and Donald C. Wegmiller are the Class C directors whose terms expire at the Annual Meeting. Glenn D. Taylor and John D. Wunsch are the Class A directors. Anthony J. Adducci, Gerald T. Knight and W. Edward McConaghay are the Class B directors. The Board of Directors has nominated Messrs. Sheffert, Penn and Wegmiller for election to the Board at the Annual Meeting for terms expiring at the annual meeting in 2000.
In addition, Messrs. Taylor and Wunsch were elected as Class A directors in March 1997 in order to fill vacancies on the Board. Under Minnesota law, as well as the Company's Articles of Incorporation and Bylaws, directors elected to fill vacancies serve only until the next annual meeting of shareholders. Therefore, the Company is requesting that the shareholders elect Messrs. Taylor and Wunsch to serve until the expiration of the term of Class A directors. The other directors of the Company will continue in office for their existing terms.

    Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Messrs. Sheffert, Penn, Wegmiller, Taylor and Wunsch. If a shareholder of record returns a proxy withholding authority to vote the proxy with respect to any of the nominees, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee or nominees, but shall not be deemed to have been voted for such nominee or nominees. The affirmative vote of a majority of the outstanding shares of the Common Stock is necessary to elect each nominee. Cumulative voting is not permitted. In the unlikely event that any of the nominees is not a candidate for election at the Annual Meeting, the persons named in the accompanying form of proxy will vote for such other persons as the Board of Directors may designate. The Board of Directors has no reason to believe that any nominee will not be a candidate for election.

    Certain biographical information furnished by the Company's Board of Directors is set forth below.


          NAME, BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS AND SELECTED
                 OTHER INFORMATION CONCERNING DIRECTORS AND NOMINEES
--------------------------------------------------------
CLASS C (TERM ENDING IN 2000)
--------------------------------------------------------
Mark W. Sheffert                  President
Director since January 1997       Manchester Companies
Age -- 49

Mr. Sheffert has over 25 years of financial and financial services experience. He is the founder of Manchester Companies, Inc. ("MCI") whose business is investment banking, management consulting, corporate renewal and commercial finance. Prior to founding MCI in January 1993, Mr. Sheffert was a founder and managing partner of Sheffert & Wein, Inc. ("SWI") a private investment and management consulting firm specializing in the acquisition and turn-around of operationally/financially distressed companies. Before founding SWI in October 1990, Mr. Sheffert was a senior executive with First Bank System for over eight years where he served in various high-level management capacities and was eventually named one of two President's of First Bank System. Before joining First Bank System, Mr. Sheffert was Chief Operating Officer and Director of North Central Life Insurance Company. Mr. Sheffert serves and has served on the Board of Directors of several publicly and privately held corporations, as well as community organizations.
--------------------------------------------------------
John C. Penn                      President and Chief Executive Officer
Director since December 1996      CDI Management Corp.
Age -- 57

Mr. Penn has served as President and Chief Executive Officer of CDI Management Corp. since 1990. From 1988 to 1990, he served as President and Chief Executive Officer of Benson Optical Company. During 1987, he served as Director - Business Reorganization Group of Coopers & Lybrand and during 1986 he founded John Penn & Associates, a bankruptcy and acquisition consulting firm. During the previous 24 years, he served in various senior operations capacities for various companies. Mr. Penn serves and has served on the Board of Directors of several privately held corporations.

--------------------------------------------------------
Donald C. Wegmiller                    President of Management Compensation
Director since 1988                    Group/HealthCare Compensation
Age -- 58

Mr. Wegmiller has been President of Management Compensation Group/HealthCare Compensation, an executive and physician compensation consulting firm for healthcare organizations, since 1993. From 1992 to 1993, he was Vice Chairman and President of HealthSpan Health System, a Minneapolis-based diversified health services organization. From 1978 to 1992, he was President and Chief Executive Officer of HealthSpan. From 1986 to 1988, he served as Chairman of the Board of the American Hospital Association.
--------------------------------------------------------
CLASS A (TERM ENDING IN 1998)
--------------------------------------------------------
Glenn D. Taylor                   President and Chief Executive Officer
Director since March 1997         Medical Graphics Corporation
Age -- 44

Mr. Taylor has been President and Chief Executive Officer of Medical Graphics Corporation since March 1997. He served as President and Chief Operating Officer of Avecor Cardiovascular, Inc., a manufacturer of cardiopulmonary bypass and long term respiratory support devices, from 1996 to 1997. From 1993 to 1995, he served as General Manager - Medical Products Division of Graphic Controls Corporation, a manufacturer of products used to record, archive and retrieve medical information. From 1989 to 1992, he served as General Manager of ENSR Health Sciences a health professional consulting firm in Alameda, California. From 1986 to 1989, he was Vice President of Corporate Development of MedChem Products, Inc., a manufacturer of viscoelastics in Woburn, Massachusetts. During the previous nine years, Mr. Taylor served in marketing and sales capacities for various medical device and pharmaceutical companies.
--------------------------------------------------------
John D. Wunsch                    President and Chief Executive Officer
Director since March 1997         Family Financial Strategies, Inc.
Age -- 48

Mr. Wunsch has been President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory firm, since January 1, 1997. Family Financial Strategies, Inc., specializing in services to high net worth families, manages a diversified investment strategy including several equity pools and direct investments in real estate, venture capital, energy and other non-traditional investments throughout the country. From 1990 to January 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory firm. Mr. Wunsch is a director of ADC Telecommunications, Inc.
--------------------------------------------------------
CLASS B (TERM ENDING IN 1999)
--------------------------------------------------------
Anthony J. Adducci                President of Technology Enterprises
Director since 1980
Age -- 59

Mr. Adducci has been President of Technology Enterprises, a private venture capital firm, since June 1981. Prior to June 1981, Mr. Adducci was a founder and served as Executive Vice President of Cardiac Pacemakers, Inc., a manufacturer of cardiac pacemakers located in Arden Hills, Minnesota.

--------------------------------------------------------
Gerald T. Knight                  Vice President -- Finance and Chief
Director since October 1990       Financial Officer of The Toro Company
Age -- 49

Mr. Knight served as Chairman of the Board at Medical Graphics Corporation from May 1995 to December 1995. He has been Vice President -- Finance and Chief Financial Officer of The Toro Company, a manufacturer of turf maintenance and irrigation equipment, since April 1992. From December 1990 to March 1992, Mr. Knight was Executive Director -- Finance and Corporate Controller of NeXT Computer, Inc., a manufacturer of computer workstations. From November 1985 through

December 1990 he served in several executive level financial positions for The Pillsbury Company.  During the previous fifteen years,  Mr.
Knight served in a number of financial positions with General Electric
Company.
--------------------------------------------------------
W. Edward McConaghay              President of and Chief Executive Officer of
Director since March 1994         Telident, Inc.
Age -- 48

Mr. McConaghay has been the President and Chief Executive Officer of Telident, Inc., specializing in enhanced 9-1-1 response technology, since April 1, 1997. He was President and Chief Executive Officer of Digital Technics, a telecommunications firm, from 1996 to 1997. During 1995 he was a principal in Key Indicators, a consulting firm specializing in new product and market development for information and technology based businesses. He was Senior Vice President of Sales and Marketing for Deluxe Corporation, a Minnesota check and business forms printing company, from December 1993 to January 1995. From 1983 to 1993, he served in various management positions at Northern Telecom, Inc.
--------------------------------------------------------

BOARD OF DIRECTORS' COMMITTEES AND MEETINGS

    The Board of Directors held ten meetings during the Company's fiscal year ended December 31, 1996. All directors and nominees for director attended at least eighty percent of the meetings held during 1996 of the Board of Directors and all Committees on which the director served. Directors who are not employees of the Company historically received $750 for each meeting of the Board attended and $250 for each Committee meeting attended. Due to the Company's financial position, however, the Directors have, to date, suspended any 1997 cash director meeting fees. The Company anticipates that any future fees may be in the form of options or the Company's Common Stock.


The Company has three standing committees of the Board of Directors, as follows:


NAME OF COMMITTEE                      MEMBERSHIP
---------------------------            ----------------

Audit Committee....................    Gerald T. Knight (Chair), John C. Penn
                                       and John D. Wunsch

Compensation Committee.............    Donald C. Wegmiller (Chair), Anthony J.
                                       Adducci and W. Edward McConaghay

Nominating Committee...............    John C. Penn (Chair) and Mark W.
                                       Sheffert


    The Audit Committee is responsible for reviewing the services provided by the Company's independent auditors and comments made by the independent auditors in letters of recommendation to management, and reviewing internal accounting controls and procedures and discussing the same with the Company's Chief Financial Officer. The Compensation Committee is responsible for reviewing and approving compensation to be paid to officers, key employees and directors. The Nominating Committee is responsible for director nominations and will not consider nominations recommended by shareholders. The Audit and Compensation Committees held one meeting and five meetings, respectively, in 1996, while the Nominating Committee did not meet.

                          EXECUTIVE OFFICERS OF THE COMPANY

NAME                        AGE         TITLE
----                        ---         -----

Mark W. Sheffert            49          Chairman

Glenn D. Taylor             44          President and Chief Executive Officer

Christopher R. Hutchison    35          Senior Vice President - Sales and
                                        Marketing

Dale H. Johnson             52          Chief Financial Officer

Stephen T. Anderson         50          Chief Technology Officer

Rex Fasching                56          Chief Operations Officer

Mike Snow                   47          Vice President - Research and
                                        Development

Terrance J. Kapsen          46          Vice President - Marketing

--------------

Mark W. Sheffert. Biographical information on Mr. Sheffert is provided elsewhere in this Proxy Statement under "Election of Directors."

Glenn D. Taylor. Biographical information on Mr. Taylor is provided elsewhere in this Proxy Statement under "Election of Directors."

Christopher R. Hutchison. Mr. Hutchison joined the Company in September 1996 as Vice President - Sales and Marketing and was promoted to Senior Vice President - Sales and Marketing in March 1997. Prior to joining the Company , he held various sales and marketing positions at McGaw, Incorporated from 1984 to 1996. He holds a B.S. in Management from the University of Minnesota.

Dale H. Johnson, CPA. Mr. Johnson joined the Company in January 1997 and was appointed Chief Financial Officer in March 1997. Prior to joining the Company, he served as a consultant to companies in financial distress from 1995 to 1997. From 1994 to 1995, he served as Chief Financial Officer to Larson Companies, a privately-owned group of heavy truck dealerships. From 1991 to 1994, he served as Chief Financial Officer to the National Marrow Donor Program. From 1971 to 1986, he served as Chief Financial Officer for the Pepsi subsidiary of MEI Corporation. In 1986, MEI was acquired by PepsiCo, Inc., and thereafter Mr. Johnson served as Area Chief Financial Officer to PepsiCo, Inc. During the previous five years, he worked as an accountant with Arthur Andersen & Co. and served as a finance officer in the United States Army. Mr. Johnson holds a B.A. in Economics and Accounting from St. John's University and is a Certified Public Accountant.

Stephen T. Anderson. Mr. Anderson re-joined the Company in January 1997 as Chief Operations Officer and was subsequently named Chief Technology Officer. Mr. Anderson co-founded the Company in 1979 and served the Company until 1992 in various leadership positions including Member of the Board of Directors, Chairman, Vice President - Sales, Managing Director - International Sales and Vice President - New Business Development. From 1992 to 1997, he was Founder and President of ErgometRx Corp., a manufacturer of aerobic and anaerobic exercise testing and training equipment and software. Mr. Anderson holds a B.S. in Electrical Engineering from the University of Minnesota.

Rex T. Fasching. Mr. Fasching joined the Company in January 1997 as a consultant and was named Chief Operations Officer in March 1997. Prior to joining the Company, Mr. Fasching owned and operated a manufacturing consulting business from 1991 to 1997. From 1992 to 1995, he also served as Executive Vice President of ErgometRx Corporation, a manufacturer of aerobic and anaerobic exercise testing and training equipment and software. Mr. Fasching's other experiences during over 20 years in executive manufacturing management include purchasing two financially distressed manufacturing companies, successfully turning them around to profitability, and selling them.

Michael G. Snow. Mr. Snow was named Vice President of Research and Development in March 1997. He re-joined the Company in October 1995 as Vice President, Quality Assurance/Regulatory Affairs after managing Respiratory Care Services and Pulmonary Physiology and Research at California Pacific Medical Center for five years. He has over 25 years experience in the cardiopulmonary field and has authored over 50 scientific papers. Prior to joining the California Pacific Medical Center, Mr. Snow served as Vice President of Research and Development at the Company and held other technology-related positions with the Company since 1984. He majored in Quantitative Analysis/Business Administration at National University in San Diego and holds an A.S. in Cardiopulmonary/Biomedical Technology from Grossmont College. Mr. Snow is a former president of the National Board for Respiratory Care, the national accreditation agency for the Company's core market.

Terrance J. Kapsen. Mr. Kapsen has been a Vice President of the Company since December 1981, most recently as Vice President - Marketing since 1997. Mr. Kapsen has had various sales, marketing and technology-related positions since joining the Company in 1981. From 1973 to 1980, Mr. Kapsen was an Assistant Scientist at the University of Minnesota working in the area of pulmonary medicine and also served as a department supervisor.


                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the Company's most highly paid executive officers whose total annual salary and bonus exceeded $100,000.

                                                                                       Long Term Compensation
                                                                                       ----------------------
                                                    Annual Compensation                        Awards
                                                  ----------------------------------      ---------------

                                                                       Other         Restricted     Securities
Name and                                                               Annual        Stock          Underlying     All Other
Principal                                                              Compen-       Award(s)       Options        Compen-
Position                                Year      Salary ($) Bonus ($) sation ($)(1)   ($)          (#)(2)         sation ($)(3)
------------------------                ----      ---------- --------- ------------- ----------     ---------      -------------

Eric W. Sivertson(4)                    1996      225,961     -0-      326,997       75,000(5)      150,000        653
 Chief Executive
  Officer

Catherine A. Anderson (4)               1996      236,845     -0-      --            -0-            25,000         8,987
  Chairman                              1995      208,047     -0-      --            -0-            -0-            3,635
                                        1994      194,250     13,126   --            -0-            -0-            1,750

Christopher R. Hutchison                1996      117,180     -0-      --            -0-            10,000         -0-
 Vice President-Sales and
 Marketing

Terrance J. Kapsen                      1996      111,283     -0-      --            -0-            -0-            1,649
 Executive Vice President-              1995       90,666     -0-      --            -0-            5,000          2,720
 Global Sales                           1994      103,627     -0-      --            -0-            5,000          1,554

Douglas H. Ward(4)                      1996      108,769     -0-      --            -0-            -0-            1,547
 Vice President-Operations              1995      110,769     10,000   --            -0-            10,000         -0-

------------
(1) The compensation reported represents perquisites paid for by the Company, including $103,410 for relocation expenses which consisted partly of rent and a loss incurred by Mr. Sivertson in the sale of his home during relocation, as well as reimbursement of taxes incurred by Mr. Sivertson for receipt of such perquisites and other awards.

(2) Represents securities underlying stock options granted, except as otherwise noted, under the Company's 1987 Plan, as amended. The 1987 Plan does not provide for the granting of stock appreciation rights ("SARs").

(3) The compensation reported represents Company matching contributions under the Company's Employee Savings Incentive Plan, a 401(k) retirement plan. For Mr. Sivertson and Ms. Anderson, the amount reported also includes payments for life insurance that will benefit these executives directly.

(4) Mr. Sivertson, Ms. Anderson and Mr. Ward have resigned their positions at the Company.

(5) In connection with his hiring as Chief Executive Officer and President of the Company in January 1996, Mr. Sivertson was granted 10,000 shares of the Company's Common Stock, which were to vest over a five year period. In connection with his entering into a Separation Agreement dated April 18, 1997, the Company and Mr. Sivertson agreed that vesting of all 10,000 shares would be accelerated and would occur immediately.


                    STOCK OPTION GRANTS AND EXERCISES TABLES

     The following tables summarize stock option grants and exercises during fiscal 1996 to or by the executive officers named in the Summary Compensation Table above. Because the 1987 Plan does not provide for the granting of SARs, no SARs were granted or exercised during fiscal 1996.

                          OPTION GRANTS IN FISCAL 1996

                                                           Individual Grants
                        --------------------------------------------------------------------------------

                                 Number of
                           Securities Underlying      % of total Options      Exercise or
                              Options Granted        Granted to Employees     Base Price       Expiration
Name                               (#)(1)               in Fiscal 1996         ($/Sh)(2)          Date
----------------------     ---------------------        --------------         ---------          ----

Eric W. Sivertson (3)              20,000                    21.0%              5.25            01/10/06

Catherine A. Anderson (4)          15,000                    15.8%              5.25            01/10/06
                                   10,000                    10.5%              7.25            05/24/06

Christopher R. Hutchison           10,000                    10.5%              5.88            09/03/06

Terrance J. Kapsen                   -0-                      -0-

Douglas H. Ward                      -0-                      -0-

-----------
(1) Each stock option granted has a ten-year term. The options granted vest and become exercisable as follows: Mr. Sivertson's option - 25% cumulative installments over a four year period beginning after the first year; Ms. Anderson's 15,000 share option - 20% cumulative installments over a five year period beginning after the first year and her 10,000 share option - immediately; Mr. Hutchison's option - 5,000 shares vest over four years in 25% cumulative installments and 5,000 shares vest according to performance of the Company over a three year period.

(2) All stock options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, which was the closing price of the Common Stock as reported on the Nasdaq National Market System on such date.

(3) In connection with the execution of a Separation Agreement in April 1997, all 20,000 of Mr. Sivertson's options were canceled.

(4) In connection with Ms. Anderson's resignation from the Board in March 1997, and the execution of a consulting agreement and receipt of a warrant, all of Ms. Anderson's options and any future right to receive options were canceled. See "Certain Transactions." Such options and future rights covered a total of 180,000 shares.


                 AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND
                       OPTION VALUES AT END OF FISCAL 1996

                                                                           Number of                    Value of
                                                                    Securities Underlying             Unexercised
                                                                     Unexercised Options          In-the-Money Options
                                   Shares                         at December 31, 1996 (#)     at December 31, 1996($)(1)
                                Acquired on           Value              Exercisable/                  Exercisable/
Name                            Exercise (#)      Realized ($)(1)       Unexercisable                 Unexercisable
--------------------------      ------------      ---------------       -------------                 -------------

Eric W. Sivertson                  -0-                 -0-              -0- / 20,000                  -0- / -0-

Catherine A. Anderson              20,000              23,000           130,500 / 19,500              -0- / -0-

Christopher R. Hutchison           -0-                 -0-              -0- / 10,000                  -0- / -0-

Terrance J. Kapsen                 -0-                 -0-              9,500 / 5,500                 555 / 1,295

Douglas H. Ward                    -0-                 -0-              -0- / -0-                     -0- / -0-


----------
(1) "Value" has been determined based upon the difference between the per share option exercise price and the market value of the Common Stock at the date exercised or December 31, 1996.


            APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES RESERVED
                   UNDER THE COMPANY'S 1987 STOCK OPTION PLAN
                                 PROPOSAL NO. 2

INCREASE OF THE AUTHORIZED SHARES

     The 1987 Plan authorizes the issuance of up to 750,000 shares of Common Stock. At April 30, 1997, the Company had issued 233,187 shares under the Plan, had outstanding options to purchase an additional 327,050 shares and had 189,763 shares reserved for future issuance. In order to reserve sufficient shares for future options, the Board of Directors proposes that the number of shares reserved under the 1987 Plan be increased from 750,000 to 900,000 shares. The Board believes that granting fairly priced stock options to employees is an effective means to promote the future growth and development of the Company. Such options increase employees' proprietary interest in the Company's success and enables the Company to attract and retain qualified personnel.

SUMMARY OF 1987 PLAN

     A general description of the basic features of the 1987 Plan, assuming the amendment described above is approved by the shareholders, is outlined below. This summary is qualified in its entirety by the terms of the 1987 Plan, a copy of which, in its amended form, may be obtained from the Secretary of the Company.

     GENERAL. The 1987 Plan provides for the granting to participating eligible employees of the Company of the (a) options to purchase Common Stock that qualify as "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options") and (b) options to purchase Common Stock that do not qualify as incentive stock options ("Non-Qualified Options"). The 1987 Plan is administered by the Compensation Committee, which (other than with respect to automatic grants of options to non-employee directors) selects the participants to be granted options under the 1987 Plan, determines the amount of grants to participants and prescribes discretionary terms and conditions of each grant not otherwise fixed under the 1987 Plan. As of April 30, 1997, there were approximately 134 employees of the Company who may be deemed to be eligible employees under the 1987 Plan, of whom 30 were participants. The 1987 Plan will terminate on March 11, 2002, and may be terminated before that date by action of the Board. No options will be granted after the termination of the 1987 Plan. The maximum number of shares of Company Common Stock that may be issued under the 1987 Plan is currently 750,000 and proposed to be increased to 900,000.

     STOCK OPTIONS. Incentive Stock Options must be granted with an exercise price equal to at least the fair market value of the Common Stock on the date of grant (or, in the case of participants owning more than 10% of the total combined voting power of all classes of stock of the Company, at least equal to 110% of the fair market value on the date of grant); Non-Qualified Options may be granted with an exercise price less than 100% of the fair market value of the Common Stock on the date of grant.

     For Incentive Stock Options granted after December 31, 1986, the aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of shares of Common Stock with respect to which Incentive Stock Options become exercisable for the first time by a participant under the 1987 Plan during any calendar year may not exceed $100,000. On April 4, 1997, the closing price of a share of Company Common Stock as reported by the Nasdaq National Market System was $3.375. Incentive Stock Options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant (five years in the case of an Incentive Stock Option granted to participants owning more than 10% of the total combined voting power of all classes of stock of the Company). Non-Qualified Options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant. Stock options become exercisable during their terms in the manner determined by the Compensation Committee. Stock options may not be transferred other than by will or the laws of descent and distribution; during the lifetime of a participant they may be exercised only by the participant.

     FEDERAL INCOME TAX CONSEQUENCES. The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives an award.

     INCENTIVE STOCK OPTIONS. There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to a participant of an Incentive Stock Option under the 1987 Plan. The exercise by a participant of an Incentive Stock Option also will not result in any federal income tax consequences to the Company or the participant, except that
(i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as "excess parachute payments" within the meaning of the Code.

     If a participant disposes of the shares acquired upon exercise of an Incentive Stock Option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Stock Option was granted, nor within one year after the participant exercised the Incentive Stock Option and the shares were transferred to the participant, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares, and (ii) the option price at which the participant acquired the shares. The Company is not entitled to any compensation expense deduction under these circumstances.

     If the participant does not satisfy both of the above holding period requirements (a "disqualifying disposition"), then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option (or, for directors, officers or greater-than 10% shareholders of the Company, the fair market value of the shares six months after exercise, unless such persons file an election under Section 83(b) of the Code within 30 days of the date of exercise) or (ii) the amount realized on the disposition of the shares (if the disposition is the result of a sale or exchange to one other than a related taxpayer), exceeds the option price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to ordinary income includable in the taxable income of the participant. This compensation income may be subject to withholding, and the Company may be required to withhold in order to receive, a deduction. The remainder of the gain or loss recognized on the disposition, if any, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     NON-QUALIFIED OPTIONS. Neither the participant nor the company incurs any federal income tax consequences as a result of the grant of a Non-Qualified Option. Upon exercise of a Non-Qualified Option, a participant will recognize ordinary income, subject to withholding, on the "Includability Date" in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the Includability Date, and (ii) the consideration paid for the shares. The Includability Date generally will be the date of exercise of the Non-Qualified Option. The participant may be subject to an additional excise tax if any amounts are treated as "excess parachute payments" within the meaning of the Code.

     At the time of a subsequent sale or disposition of any shares of Common Stock obtained upon exercise of a Non-Qualified Option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the sale or disposition occurs more than one year after the Includability Date and short-term capital gain or loss if the sale or disposition occurs one year or less after the Includability Date.

     In general, the company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Qualified Option for any amounts includable in the taxable income of a participant as ordinary income. The Company will be entitled to the deduction in the Company's tax year in which the participant is taxed.

REGISTRATION WITH SEC

     The Company has filed Registration Statements covering the original 750,000 shares offered under the 1987 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. If Proposal Two is adopted, the Company intends to file a similar Registration Statement covering the 150,000 additional shares available for issuance under the Stock Plan.

VOTE REQUIRED

     Shareholder approval of the amendment to the 1987 Plan requires the affirmative vote by the holders of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE
             APPROVAL OF THE AMENDMENT AS SET FORTH IN PROPOSAL TWO.

         APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES RESERVED UNDER
              THE COMPANY'S NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                                 PROPOSAL NO. 3

INCREASE OF THE AUTHORIZED SHARES

     The Director Plan authorizes the issuance of up to 150,000 shares of Common Stock at April 30, 1997. The Company had issued no shares under the Plan, had outstanding options to purchase an additional 124,000 shares and had 26,000 shares reserved for future issuance. In order to reserve sufficient shares for future options, the Board of Directors proposes that the number of shares reserved under the Director Plan be increased from 150,000 to 250,000 shares. The Board believes that granting fairly priced stock options to non-employee directors is an effective means to promote the future growth and development of the Company. Such options increase the directors' proprietary interest in the Company's success and enables the Company to attract and retain qualified directors. The Board therefore recommends that all shareholders vote in favor of increasing the number of shares reserved under the Director Plan from 150,000 to 250,000 shares.

SUMMARY OF THE DIRECTOR PLAN

     A general description of the basic features of the Directors Plan, assuming the amendment described above is approved by the shareholders, is outlined below. This summary is qualified in its entirety by the terms of the Director Plan, a copy of which, in its amended form, may be obtained from the Secretary of the Company.

     GENERAL. The Medical Graphics Corporation Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Company's Board of Directors (the "Board") on March 16, 1994 and by the Company's shareholders on May 11, 1994. The Director Plan became effective upon shareholder approval.
The Director Plan is intended to aid the Company in attracting and retaining independent directors capable of assuring the future success of the Company, to offer such individuals incentives to put forth maximum efforts for the success of the Company's business and to afford such individuals an opportunity to acquire a proprietary interest in the Company. The Director Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     A total of 150,000 shares of the Company's Common Stock, par value $.05 per share (the "Common Stock"), were originally available for the granting of options under the Director Plan. Any non-employee director of the Company is eligible to receive awards under the Director Plan. Options granted under the Director Plan shall only be granted during a 10-year period beginning on the effective date of the Director Plan. However, unless otherwise expressly provided in the Director Plan or an applicable option agreement, any option granted may extend beyond the end of such 10-year period.

     ADMINISTRATION AND TYPE OF AWARD. The Director Plan permits the granting of stock options that do not meet the requirements of Section 422 of the Code. The Director Plan is administered by a committee of the Board consisting exclusively of three or more persons appointed by the Board of Directors. The members of the Committee are appointed from time to time by the Board. Grants of stock options under the Director Plan and the amendment and nature of the awards to be granted shall be automatic as described in Section 6 of the Director Plan. Determinations and interpretations with respect to the Director Plan will be in the sole discretion of the Committee, whose determinations and interpretations will be binding on all interested parties.

     Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Options shall provide that upon exercise thereof the holder will receive shares of Common Stock.

     The exercise price per share under any stock option shall not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option. Options shall be exercised by payment in full of the exercise price in cash (including check, bank draft or money order).

     If any shares of Common Stock subject to any option are not purchased or are forfeited, or if any such award terminates without the delivery of options or other consideration, the shares previously used for such options will be available for future awards under the Director Plan. All shares relating to options granted will be counted against the aggregate number of shares available for granting options under the Director Plan.

     The Board may amend, alter or discontinue the Director Plan at any time.

     FEDERAL INCOME TAX MATTERS. Options granted under the Plan have tax consequences similar to Non-qualified Options under the Company's 1984 Plan described above.

REGISTRATION WITH SEC

     The Company has filed Registration Statements covering the original 750,000 shares offered under the 1987 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. If Proposal Two is adopted, the Company intends to file a similar Registration Statement covering the 150,000 additional shares available for issuance under the Stock Plan.

VOTE REQUIRED

     Shareholder approval of the amendment to the 1987 Plan requires the affirmative vote by the holders of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE
            APPROVAL OF THE AMENDMENT AS SET FORTH IN PROPOSAL THREE.

                              CERTAIN TRANSACTIONS

     In January 1997, the Company retained Manchester Business Services, Inc., an organizational renewal firm of which Mark W. Sheffert is Chairman, to design and implement a restructuring plan. In connection with the engagement of Manchester, Mr. Sheffert was elected as a director of the Company. On March 25, 1997, Mr. Sheffert became Chairman of the Board of the Company. Under the Retainer Agreement executed with Manchester, the Company agreed to pay Manchester a monthly fee of $20,000, plus out-of-pocket expenses, for the twelve month initial term of the agreement. The Company also agreed to indemnify Manchester with respect to any legal action to which Manchester may be subject in connection with providing the services contemplated by the Retainer Agreement. In connection with the engagement of Manchester, Mr. Sheffert's compensation, as amended in March 1997, consisted of the following: a stock grant of 30,000 shares, an option for 50,000 shares at $3.375 and a five-year warrant for 150,000 shares at $3.375. Subsequent to the engagement of Manchester in March 1997, the Company obtained a new line of credit, received $1,500,000 of cash from the issuance of equity securities, entered into agreements with vendors which provide for payment of approximately $3,500,000 of accounts payable in equal monthly installments for up to 36 months and reduced its work force by approximately 25%.

     On March 31, 1997, FAMCO II LLC ("FAMCO") agreed to purchase 444,445 shares of the Company's Class A Stock at a price of $3.375 per share of Class A Stock. FAMCO purchased 148,148 shares on March 31, 1997 and the additional 296,297 shares on April 15, 1997. FAMCO is managed by Family Financial Strategies, Inc. of which Mr. Wunsch is Chief Executive Officer. In connection with this equity investment, Mr. Wunsch was elected as a director of the Company.

     Catherine A. Anderson was a co-founder of the Company and held various leadership positions with the Company, most recently serving as the Company's President and Chief Executive Officer from May 1995 until December 1995 and serving as Chairman of the Board during 1996. Ms. Anderson is also President of e-med.OnCall, Inc ("E-med"). During 1996, Ms. Anderson began a transition from the Company to E-med and the Company established a separate chairman's office that also served as the executive offices of E-med. During 1996, the Company transferred equipment with a net asset value of approximately $75,000 to the new office of Ms. Anderson and paid certain administrative expenses in the amount of approximately $60,000 with respect to that office. As part of this transition, and in connection with the election of Mr. Sheffert as Chairman of the Board and director and the appointment of Mr. Taylor as President and Chief Executive Officer in March 1997, Ms. Anderson resigned as Chairman of the Board and as a director of the Company. Concurrent with her resignation, the Company agreed to make a one-time lump sum payment of $25,000 to Ms. Anderson for settlement of any obligations Ms. Anderson may have incurred in her capacity as an employee, officer or director of the Company. In addition, Ms. Anderson entered into a consulting agreement with the Company under which Ms. Anderson agreed to serve the Company as a consultant through December 31, 1997 and will be paid a monthly consulting fee of $10,000. In addition, the Company granted Ms. Anderson a three-year warrant to purchase 130,000 shares of the Company's Common Stock at $4.00 per share and the Company and Ms. Anderson agreed that all other options held by Ms. Anderson will be canceled. Apart from the 130,000 warrant, Ms. Anderson will not receive any additional options in 1997 for her service as a director or for serving as Chairman. The total options canceled, plus the options that Ms. Anderson would have received had she continued to serve as Chairman and a director, was 180,000 options.

     Stephen L. Anderson rejoined the Company in 1997 as Chief Operations Officer and has subsequently been named Chief Technology Officer. Mr. Anderson was a co-founder of the Company and served the Company until 1992 in various leadership positions. Mr. Anderson is also the President of ErgometRx Corporation and the husband of Catherine A. Anderson. ErgometRx Corporation possesses certain proprietary information and prototype hardware relating to exercise equipment used for stress testing and physical exercise. The Company has obtained an exclusive license to manufacture and sell products using this proprietary information in certain markets under a five-year royalty agreement. Under this agreement, the Company paid royalties of $40,000 in 1996. During 1996, the Company advanced ErgometRx Corporation approximately $165,000 in cash and products, which has been fully reserved for at December 31, 1996.

     Eric W. Sivertson served as President and Chief Executive Officer of the Company since January 1996. Mr. Sivertson left the Company effective January 21, 1997. In connection with his execution of a Separation Agreement with the Company, the Company agreed to pay Mr. Sivertson five months of his normal salary, to provide for the vesting of all 10,000 shares granted to Mr. Sivertson under his 1996 Restricted Stock Award Agreement in connection with his employment, to forgive an obligation in the amount of $32,500 owed the Company by Mr. Sivertson and to allow Mr. Sivertson to retain a laptop computer valued at $6,621 which the Company provided Mr. Sivertson in connection with his employment. In addition, the Company accelerated the vesting of an option held by Mr. Sivertson to purchase 75,000 shares at $5.25. Such option is subject to a divestment schedule over a 270 day period from April 18, 1997 to the extent Mr. Sivertson does not exercise his option.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Officers, directors and greater than ten percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten percent beneficial owners were satisfied.

                     RATIFICATION OF APPOINTMENT OF AUDITORS
                                 PROPOSAL NO. 4

     The Company engaged Deloitte &Touche LLP as its independent auditors responsible for auditing the Company's financial statements. During the two year period prior to the engagement of Deloitte & Touche LLP, the Company did not consult with Deloitte & Touche LLP with respect to any matter with respect to the application of accounting principles to any specific matters or in connection with any accounting, auditing or financial statement reporting issues. The Board of Directors recommends that the shareholders ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for
the fiscal year ending December 31, 1997.   Deloitte & Touche LLP provided
services in connection with the audit of the financial statements of the Company for the fiscal year ended December 31, 1996, including the Company's annual report on Form 10-KSB filed with the Securities and Exchange Commission, and matters relating to accounting and financial reporting generally.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire and to respond to appropriate questions. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

     The Company dismissed Ernst & Young LLP as its certified public accountants responsible for auditing the Company's financial statements. This action was taken by the Board of Directors on January 23, 1997, with all members of the Board's Audit Committee in attendance and approving the decision. Ernst & Young LLP's reports for the last two years contained no adverse opinions, disclaimers, or qualifications or modifications as to uncertainty, audit scope or accounting principles, and during such two year period and the subsequent interim period since then, there have been no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

     The Board of Directors recommends that you vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors.

                              SHAREHOLDER PROPOSALS

     Any proposal by a shareholder which may properly be presented at the next Annual Meeting of the Company's shareholders must be received at the Company's principal executive offices, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, not later than December 30, 1997.


                                 OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by proxy will be voted in accordance with the judgment of the persons named in the accompanying form of proxy.
                                   FORM 10-KSB

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB (EXCLUDING EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION HAS BEEN
     FURNISHED, FREE OF CHARGE, TO SHAREHOLDERS OF RECORD ON APRIL 4, 1997. ADDITIONAL PERSONS WISHING TO RECEIVE A COPY, FREE OF CHARGE, SHOULD SUBMIT A
                               WRITTEN REQUEST TO:

                             Chief Financial Officer
                          Medical Graphics Corporation
                              350 Oak Grove Parkway
                          Saint Paul, Minnesota  55127


     PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.



          By Order of the Board of Directors,



             Mark W. Sheffert,
              Chairman


May 2, 1997

                          MEDICAL GRAPHICS CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1997

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, revoking all prior proxies, hereby constitutes and appoints Mark W. Sheffert, John C. Penn and Glenn D. Taylor, and each of them, with full power of substitution, as proxies to vote all shares of capital stock of Medical Graphics Corporation held by the undersigned at the Annual Meeting of Shareholders of the company to be held on May 22, 1997, and at any adjournments thereof, as designated below on the matters referred to and in their discretion upon such other business as may properly come before the Annual Meeting.

(1)  ELECTION OF DIRECTORS:

    / / FOR ALL nominees listed below         / / WITHHOLD AUTHORITY
                                        (except as marked to the contrary to
                                        vote for ALL nominees listed below)

     Class C        Mark W. Sheffert, John C. Penn, Donald C. Wegmiller

     Class A             Glenn D. Taylor, John D. Wunsch

     (INSTRUCTION: To WITHHOLD authority to vote for any individual nominee, write that nominee's name on the space provided below)

             -------------------------------------------------------
(2) The proposal to increase the number of shares reserved under the Company's 1987 Stock Option Plan by 150,000 shares.

    / /  FOR            / /  AGAINST            / /  ABSTAIN

(3) The proposal to increase the number of shares reserved under the Company's Non-employee Director Stock Option Plan by 100,000 shares.

    / /  FOR            / /  AGAINST            / /  ABSTAIN

(4) The proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the company for the fiscal year ending December 31, 1997.

    / /  FOR            / /  AGAINST            / /  ABSTAIN

(5) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY  WILL  BE VOTED  AS  SPECIFIED  HEREIN. IF  NO  INSTRUCTIONS  ARE
INDICATED, PROXIES WILL BE VOTED FOR THE ELECTION OF NOMINEES NAMED HEREIN AND FOR THE OTHER PROPOSALS. Please sign exactly as your name appears below. When shares are held by joint tenants, both must sign. Fiduciaries should indicate title and authority.

                    Date: ______________________ , 1997

                    ___________________________________
                                (Signature)

                    ___________________________________
                       (Signature, if held jointly)

                    ___________________________________
                           (Title or Authority)

                    PLEASE SIGN, DATE  AND RETURN  THIS
                    PROXY   PROMPTLY  IN  THE  ENVELOPE
                    PROVIDED.